Exhibit 99.1

NEWS RELEASE

December 7, 2004

GoldSpring, Inc. Announces Financial Restructuring

Scottsdale, AZ: December 7, 2004 - GoldSpring, Inc. (OTCBB: GSPG) announced today a Board approved plan to restructure the private investment transaction completed during March 2004. The Company plans to amend its pending registration statement covering the resale of the shares underlying the restructure in December 2004.

A brief overview of the restructuring plan is as follows. Common stock and warrants issued in the original $10,000,000 private investment plus $1,000,000 in accrued penalties associated with delay in the effectiveness of the pending registration statement, will be restructured and exchanged for 8% Convertible Debentures due 2006. The Convertible Debentures are convertible into shares of the Company’s common stock at an initial per share conversion price of $0.20, subject to anti-dilution adjustments.

In addition, the Company will issue to the investors four-year warrants to purchase an aggregate of 25.0 million shares of the Company’s common stock at an exercise price of $0.20 per share, subject to anti-dilution adjustments. The approximately 21.8 million shares of Common Stock and warrants to purchase approximately 21.8 million shares of common stock issued in the March 2004 private placement will be cancelled.

The restructure plan enables the Company to defer the $1 million cash penalty related to the delay in the effectiveness of the pending registration statement and allows the Company additional time to amend the pending registration statement and have it declared effective, without incurring additional penalties.

Robert T. Faber, CEO and President of GoldSpring, Inc. commented that the restructuring plan “cements relationships with our current investors and provides a winning solution for both our investors and for the Company.” This restructure along with the current high gold prices, paves the road for continued development in 2005.”

GoldSpring is a North American mining company focused on the exploration for and development of precious metals and other minerals. We currently own properties in and have operations in Nevada and own mineral rights in Alberta, Canada. We are currently seeking to acquire, develop and operate precious metals, copper and other mineral properties in the United States, Canada and Mexico. Specifically, our strategy is to acquire properties with significant mineralized material or established reserves, advanced permitting in place and exploration potential that have the ability to be put into operation and production in the near term.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recent Form 10-Q filed on November 9, 2004. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as ``anticipate,’’ ``believe,’’ ``could,’’ ``estimate,’’ ``expect,’’ ``intend,’’ ``may,’’ ``should,’’ ``will,’’ and ``would’’ or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Contact:

GoldSpring, Inc.
Lisa Boksenbaum, Corporate and Investor Relations
(480) 505-4040
E-mail: info@goldspring.us
www.goldspring.us